[LETTERHEAD OF MENG UND PARTNER AG BADEN]

                                                Report of the statutory auditors
                                                to the general meeting of
                                                Tambour Paints Ltd
                                                CH - 8953 DIETIKON

As statutory auditors, we have audited the accounting record and the financial statements (balance sheet, income statement and notes) of Tambour Paints Ltd for the year ended December 31, 1997.

These financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting record and financial statements comply with the law and the company's articles of incorporation.

We recommend that the financial statements submitted to you be approved.

Baden/Switzerland, 29th April 1998

                              MENG UND PARTNER AG BADEN


                              /s/ Karl Peterhans            /s/ Rudolf Lehmann

                              Karl Peterhans                Rudolf Lehmann
                              Certified accountant          Certified accountant
                              (in charge of the audit)